Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

2019 FOURTH QUARTER AND YEAR-END RESULTS

LINCOLN, Nebraska (February 11, 2020) — National Research Corporation (NASDAQ:NRC) today announced 2019 fourth quarter and year-end financial results.

Fourth quarter 2019 compared to the fourth quarter 2018:

●	Total Contract Value increased to $144.8 million, up 10%
●	Revenue increased 6% to $32.6 million
●	Operating Income increased 27% to $12.0 million

2019 calendar year results compared to 2018:

●	Net New Sales of $27.7 million, up 18%
●	Revenue increased 7% to $128.0 million
●	Operating Income increased 22% to $43.0 million
●	Voice of the Customer platform contract value surpassed $100 million, a 31% increase

Commenting on recent performance, Michael D. Hays, chief executive officer of National Research Corporation, said, “Our performance throughout the year reflects strong gains across the continuum of care where we witnessed growth in new customer acquisition and increased spend from existing customers which further validated increasing momentum for NRC’s industry-leading Voice of the Customer platform.

Revenue for the quarter ended December 31, 2019, was $32.6 million, compared to $30.6 million for the same quarter in 2018. Net income for the quarter ended December 31, 2019, was $8.7 million, compared to $7.8 million for the quarter ended December 31, 2018. Diluted earnings per share increased to $0.34 for the common stock (formerly Class A) for the quarter ended December 31, 2019, from diluted earnings per share of $0.30 for the quarter ended December 31, 2018.

NRC Announces Fourth Quarter 2019 Results

February 11, 2020

Regarding the Company’s financial performance, Kevin Karas, chief financial officer of National Research Corporation, said, “The significant growth in contract value, combined with the continued shift towards our higher margin VoC platform solutions, translated into strong financial performance with record revenue and operating income in the fourth quarter 2019. On a year-to-date basis, we increased net new sales by 18% over 2018 driven by the compelling value proposition of our VoC platform solutions.”

A listen-only simulcast of National Research Corporation’s 2019 fourth quarter conference call will be available online at http://edge.media-server.com/mmc/p/c88rjqy6 on February 12, 2020, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 38 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Fourth Quarter 2019 Results

February 11, 2020

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenue	$32,623	$30,639	$127,982	$119,686

Operating expenses:
Direct expenses	11,166	11,892	46,435	47,577
Selling, general and administrative	8,241	7,885	32,973	31,371
Depreciation and amortization	1,254	1,467	5,539	5,463
Total operating expenses	20,661	21,244	84,947	84,411

Operating income	11,962	9,395	43,035	35,275

Other income (expense):
Interest income	13	6	37	62
Interest expense	(478)	(522)	(2,091)	(1,513)
Other, net	(132)	661	(462)	885

Total other income (expense)	(597)	145	(2,516)	(566)

Income before income taxes	11,365	9,540	40,519	34,709

Provision for income taxes	2,667	1,739	8,113	4,662

Net income	$8,698	$7,801	$32,406	$30,047

Earnings per share of common stock:
Basic earnings per share:
Common (formerly Class A)	$0.35	$0.32	$1.30	$1.08
Class B	$--	$--	$--	$1.31
Diluted earnings per share:
Common (formerly Class A)	$0.34	$0.30	$1.26	$1.04
Class B	$--	$--	$--	$1.27

Weighted average shares and share equivalents outstanding
Common (formerly Class A) - basic	24,852	24,684	24,809	23,562
Class B - basic	--	--	--	3,527
Common (formerly Class A) - diluted	25,715	25,534	25,652	24,448
Class B - diluted	--	--	--	3,628

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NRC Announces Fourth Quarter 2019 Results

February 11, 2020

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	December 31, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$13,517	$12,991
Accounts receivable, net	11,639	11,922
Income taxes receivable	69	348
Other current assets	3,932	3,149
Total current assets	29,157	28,410

Net property and equipment	13,530	14,153
Goodwill	57,935	57,831
Other, net	10,063	7,638
Total assets	$110,685	$108,032

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable and line of credit	$4,378	$3,667
Accounts payable and accrued expenses	4,913	3,447
Accrued compensation	6,086	5,798
Income taxes payable	366	636
Dividends payable	5,239	17,113
Deferred revenue	16,648	16,244
Other current liabilities	525	204
Total current liabilities	38,155	47,109

Notes payable, net of current portion	29,795	34,176
Other non-current liabilities	9,843	7,664
Total liabilities	77,793	88,949

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 60,000,000 shares, issued 30,151,574 in 2019 and 29,917,667 in 2018, outstanding 24,947,500 in 2019 and 24,800,796 in 2018	30	30
Additional paid-in capital	162,154	157,312
Retained earnings (accumulated deficit)	(93,357)	(106,339)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,209)	(2,916)
Treasury stock	(33,726)	(29,004)
Total shareholders’ equity	32,892	19,083
Total liabilities and shareholders’ equity	$110,685	$108,032

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